                                                                      EXHIBIT 12
                                                                      ----------


                           Calculation of Earnings to
                          ----------------------------

              Combined Fixed Charges and Preferred Share Dividends
            --------------------------------------------------------


                               Year       Year      Year    Year   Oct 22, 1996   Jan 1, 1996
                               Ended     Ended     Ended   Ended       to              to         Quarter ended    Year ended
                               2000       1999      1998    1997   Dec. 31, 1996  Oct 21, 1996      03/31/02          2001
                             --------   -------   -------  ------  -------------  -------------   -------------    -----------
Net Income                    69,585    80,482    71,419   36,946       4,996       5,118              18,220        102,833
     Adjustments:
     Gain on sale               (221)  (16,105)  (14,416)    (641)                   (378)                  -        (13,895)
     Extraordinary item            -         -     9,001      878
     Minority interest        15,657    12,735     7,796    5,235         844           -               2,889         17,601
     Interest expense         71,208    59,346    41,718   21,131         759       4,549              16,136         64,472
     Amortization of deferred
     financing                 1,519     1,126       963      824          87       1,402                 402          1,607
                             -------   -------   -------   ------       -----      ------              ------        -------
Earnings                     157,748   137,584   116,481   64,373       6,686      10,691              37,647        172,618

Fixed Charges
     Interest expense         71,208    59,346    41,718   21,131         759       4,549              16,136         64,472
     Amortization of deferred  1,519     1,126       963      824          87       1,402                 402          1,607
     financing
     Perpetual preferred      12,610     9,251     4,073                                                2,185         13,172
     dividends
     Convertible preferred     7,151     6,491     5,655                                                2,019          7,887
     dividends
     Capitalized interest      3,384     5,225     5,810    2,022                                       1,776          5,262
                             -------   -------   -------   ------       -----      ------              ------        -------
                              95,872    81,439    58,219   23,977         846       5,951              22,518         92,400

Earnings to Fixed Charges and
   Preferred Share Dividends    1.65      1.69      2.00     2.68        7.90        1.80                1.67           1.87
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